Exhibit 15 (a)
Consent of independent registered public accounting firm

To the Supervisory Board of Koninklijke Philips Electronics N.V.
We consent to incorporation by reference in the registration statements on Form S-8 (No. 33-65972, No. 33-80027, No. 333-70215, No. 333-91287, No. 333-91289, No. 333-39204, No. 333-75542, No. 333-87852, No. 333-104104, No. 333-119375, No. 333-125280, No. 333-140784, No. 333-151797 and No. 333-157477) and in the registration statements on Form F-3 (No. 333-4582, 333-90686 and 333-149511) of Koninklijke Philips Electronics N.V. of our reports dated February 22, 2010 with respect to the consolidated balance sheets of Koninklijke Philips Electronics N.V. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 20-F of Koninklijke Philips Electronics N.V.
Our report dated February 22, 2010 on the effectiveness of internal control over financial reporting as of December 31, 2009, contains an explanatory paragraph that states that Meditronics Healthcare Pvt. Ltd, Dynalite Intelligent Light Pty. Limited, Ilti Luce S.r.l., Teletrol Systems Inc., Traxtal Inc., and Saeco International Group S.p.A, which companies were acquired during 2009, have been excluded from management’s assessment of and our evaluation of the effectiveness of internal control over financial reporting as of December 31, 2009.

Amsterdam, The Netherlands
/s/ KPMG Accountants N.V.
February 22, 2010	KPMG ACCOUNTANTS N.V.